Exhibit 10.3
May 21, 2014

Dear Angel,

I am pleased to offer you the position of Executive Vice President, Chief Marketing Officer at Vera Bradley, Inc. and its subsidiaries effective as of July 21, 2014 reporting to the President & Chief Executive Officer, with duties and responsibilities commensurate with such position. Your work location will be Ft. Wayne, Indiana. A detailed overview of the compensation and benefits associated with this offer follows. Please note that this offer is contingent upon the successful completion of your background check and pre-employment drug screen. The offer will expire at noon on Thursday, May 22, 2014.

Upon acceptance of this offer, please sign a copy of this letter and return it to Julie North, Vice President, Human Resources. Please feel free to contact me should you have any questions regarding the offer details.

We are thrilled you are joining Vera Bradley! Your experience, qualifications, and positive energy will be an excellent addition to our team!

Compensation
Your bi-weekly base salary will be $15,385 which equates to an annual base salary of $400,010.

You will be eligible for an Annual Incentive and a Long-term Incentive for Vera Bradley's fiscal year 2015. Your annual incentive for FY 2015 will be guaranteed at the target of $200,005. The fiscal 2015 Annual Incentive is anticipated to be paid on March 31,
2015. Thereafter, your target incentive under the Annual Incentive Plan will be set by the Compensation Committee.

Also in fiscal 2015, you will be eligible for a Long-Term Incentive, with a target grant of $240,006. Both the Annual Incentive and the Long-Term Incentive grants are subject to specific plan documents, which will be provided to you at your time of hire. These incentives are also described in further detail in the attached Total Rewards Summary.

As additional consideration, you will receive a cash hiring bonus of $300,000 which will be payable on March 31, 2015. You will also receive a one-time special equity grant of 30,000 time based restricted share units which will vest ratably over three years from the grant date. Should you be involuntarily terminated for any reason other than cause, any unpaid cash hiring bonus will be payable upon your exit and unvested time-based restricted shares, that are a part of the one-time special equity grant, will immediately vest upon your exit. Should you voluntarily resign prior to July 21, 2015, any paid cash hiring bonuses will require repayment and all unpaid cash hiring bonuses and unvested equity will be immediately forfeited.

Benefits
Listed below is information regarding our complete benefits package based on a tentative July 21, 2014 start date. Further details can be found in the attached Vera Bradley Employee Benefits Guide.

•	Nine (9) paid holidays annually

•	25 days (200 hours) of paid managed time off (MTO) per calendar year. MTO provides for time away from work for any purpose.

•	Short-term disability insurance (one year waiting period)

•	Long-term disability insurance (one year waiting period)

•	Health/Dental insurance through Anthem. Vera Bradley pays a portion of both the employee and dependent premium after a 30 day waiting period

•	Life insurance coverage equal to one times your annual salary with a minimum of $50,000, and a maximum of $200,000 (30 day waiting period)

•	Section 125 Flexible Spending Plan (30 day waiting period). You can create a non-taxable account to pay non-reimbursable medical expenses and dependent care expenses.

•	A 401(k) Profit Sharing Plan (one year waiting period). Your eligibility date will be January, 2016.

•	Ability to purchase on account, Vera Bradley product at discounted pricing

•	Participation in the Vera Bradley, Inc. 2014 Executive Severance Plan

Angel, please note that this letter merely memorializes our offer to you and does not constitute a written employment contract for any specific term. Your employment with Vera Bradley will be on an "at will" basis, which means that either party may end the employment relationship at any time without notice, for any reason.

Sincerely,

Robert T. Wallstrom
President & Chief Executive Officer

Accepted by Angel Ilagan

/s/ Angel Ilagan	5/21/2014
Angel Ilagan	Date

Total Awards Summary
Angel Ilagan - EVP, Chief Marketing Officer

Total Cash and Awards	Value	Details
Annual Base Salary	$400,010	$15,385 paid bi-weekly
Targeted Annual Cash Incentive - FY2015	$200,005	Target based on 50% of annual salary. The payout for FY2015 will be guaranteed at $200,005 and will be payable on the normal payout date anticipated in March 2015.
Targeted Annual Long-Term Equity Incentive - FY2015	$240,006
Target based on 60% of annual salary (60% performance based restricted stock units, vesting after completion of 3 year performance cycle and the achievement of performance metrics; 40% time based restricted stock units, vesting ratably over three years)

Total Direct Annual Compensation	$840,021

Retirement and Employee Health & Welfare	Value	Details
Company 401k match contributions	$12,500	Assumes participation at maximum IRS contribution of $17,500. One year waiting period to participate in 401K.
Company provided health and welfare benefits	$18,200	Estimated annual average contribution paid by Vera Bradley for employee's behalf for health, dental, life and AD&D coverages. Assumes employee plus family medical and dental coverage elected.
Estimated Annual Company Contributions of Retirement and Employee Health & Welfare Benefits	$30,700

One-time Awards	Value	Details
Cash hiring bonus payable on March 31, 2015	$300,000
$300,000 paid on March 31, 2015 subject to employment on the payout date. Payment will be accelerated if you are terminated involuntarily for any reason other than cause. If you voluntarily terminate your employment before July 21, 2015, repayment of the gross amount of this hiring bonus is required.

30,000 Time-based restricted stock units	$840,000
The amount of the grant is fixed; for purposes of the value estimate only we have assumed a $28 stock price. Shares vest ratably over three years on the anniversary of your date of hire. Vesting will accelerate if you are terminated involuntarily for any reason other than cause. If you voluntarily terminate your employment at any time, all unvested portions of this grant will be immediately forfeited.

One-Time Awards	$1,140,000

Additional Considerations	Value	Details
Cash lump sum	$12,000	Cash lump sum to cover termination of Baltimore apartment lease (grossed up for tax purposes)
Moving of Household Goods	$10,000	Pay directly costs associated with moving household and personal effects from Baltimore, MD to Fort Wayne, IN (non-taxable income)
Home Purchase Assistance	$50,000
Assistance with purchase of new home in Fort Wayne, Indiana including customary closing costs, agent fees and other miscellaneous expenses provided relocation occurs on or before July 21, 2015 (taxable income)

Severance		Eligible for participation in the Vera Bradley Severance Plan at such time as it is adopted by the Board of Directors (currently anticipated in May 2014)
Estimated Total Value	$72,000